FIRST AMENDMENT TO NAVISTAR INTERNATIONAL
CORPORATION EMPLOYMENT AND SERVICES AGREEMENT
THIS FIRST AMENDMENT TO NAVISTAR INTERNATIONAL
CORPORATION EMPLOYMENT AND SERVICES AGREEMENT is entered into this 27th day of August, 2020 by and among Navistar International Corporation, a Delaware corporation (the “Company”), its principal operating subsidiary, Navistar, Inc., a Delaware corporation (“NAVISTAR, INC.”) and Persio V. Lisboa (“Executive”) (each a “Party” and collectively, the “Parties”). For purposes of this Agreement, “NIC” shall mean the Company and all of its direct or indirect, wholly-owned subsidiaries, including NAVISTAR, INC., and “NAVISTAR, INC.” shall mean only Navistar, Inc., unless the context clearly indicates the contrary.

WHEREAS, the Company and Executive are parties to the Navistar International Corporation Employment and Services Agreement, dated as of June 25, 2020 (the “Agreement”); and

            WHEREAS, the Parties wish to amend Paragraph 3(a) of the Agreement to modify the Base Salary section of the Agreement only.

            NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.Effective August 25, 2020, Paragraph 3(a) of the Agreement, shall be amended and restated in its entirety to read as follows:
Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $890,000 as compensation for his services to the Company (such annual salary, as is then effective, to be referred to herein as “Base Salary”) during the Services Term. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to any required withholdings. The Board will review such Base Salary not less than annually and may increase (but not decrease) Executive’s Base Salary from the level in effect immediately prior to such review. Effective for services rendered from the Effective Date through not later than August 31, 2020, 35% of Base Salary shall be paid on November 30, 2020, or such earlier date designated by the Company (the “Deferred Payment Date”). The Base Salary deferred pursuant to this Section 3(a), together with salary deferred prior to the Effective Date, shall be paid on the Deferred Payment Date as a single cash amount plus interest calculated at a 6% annual rate, net of required withholdings. The deferral pursuant to this Section 3(a) is exempt from Section 409A, as defined in Section 6(b)(ii) of this Agreement, as a “short term deferral” as such term is defined by regulations under Section 409A, and is to be construed and administered in accordance with such intent.

2.Except as provided herein, all terms and conditions of the Agreement remain in full force and effect.
The signatures below signify that both Executive and Company understand and accept all of the above terms relating to this FIRST AMENDMENT TO NAVISTAR INTERNATIONAL CORPORATION EMPLOYMENT AND SERVICES AGREEMENT.

So Agreed:

NAVISTAR INTERNATIONAL CORPORATION

/s/ CURT A. KRAMER
By:	Curt A. Kramer	Date: August 28, 2020
Title:	Senior Vice President and General Counsel

NAVISTAR, INC.

/s/ CURT A. KRAMER
By:	Curt A. Kramer	Date: August 28, 2020
Title:	Senior Vice President and General Counsel

EXECUTIVE

/s/ PERSIO V. LISBOA
Persio V. Lisboa		Date: August 28, 2020